                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)*

                             AMERICAN STORES COMPANY

                                (Name of Issuer)

                         COMMON STOCK ($1.00 PAR VALUE)

                         (Title of Class of Securities)

                                   030096 10 1

                                 (CUSIP Number)

                             Meredith M. Brown, Esq.
                              Debevoise & Plimpton
                                875 Third Avenue
                            New York, New York 10022
                                 (212) 909-6000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                 March 11, 1997

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ] .

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    LENNIE SAM SKAGGS
                                    S.S. NO.:  ###-##-####

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)
                                                                      (b) X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,274,195

                  8                 SHARED VOTING POWER
                                            4,691,930

                  9                 SOLE DISPOSITIVE POWER
                                            10,274,195

                  10                SHARED DISPOSITIVE POWER
                                            4,691,930

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            14,966,125

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            10.3%

         14       TYPE OF REPORTING PERSON*
                                            IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    ALINE W. SKAGGS
                                    S.S. NO.:  ###-##-####

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            185,452

                  8                 SHARED VOTING POWER
                                            4,691,930

                  9                 SOLE DISPOSITIVE POWER
                                            185,452

                  10                SHARED DISPOSITIVE POWER
                                            4,691,930

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            4,877,382

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            3.3%

         14       TYPE OF REPORTING PERSON*
                                            IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    SIX S RANCH, INC.
                                    I.D. NO.:  82-0466253

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                           IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    ID

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                                     0

                  8                 SHARED VOTING POWER
                                                20,000

                  9                 SOLE DISPOSITIVE POWER
                                                     0

                  10                SHARED DISPOSITIVE POWER
                                                20,000

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                20,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            CO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    ALSAM FOUNDATION
                                    I.D. NO.:  74-2364289

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                           IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                                         0

                  8                 SHARED VOTING POWER
                                                2,046,930

                  9                 SOLE DISPOSITIVE POWER
                                                         0

                  10                SHARED DISPOSITIVE POWER
                                                2,046,930

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                2,046,930

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            1.4%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    SKAGGS FAMILY FOUNDATION FOR ROMAN CATHOLIC
                                    AND COMMUNITY CHARITIES
                                    I.D. NO.:  87-0530600

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)
                                                                      (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                           IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                                      0

                  8                 SHARED VOTING POWER
                                                675,000

                  9                 SOLE DISPOSITIVE POWER
                                                      0

                  10                SHARED DISPOSITIVE POWER
                                                675,000

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                675,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.5%

         14       TYPE OF REPORTING PERSON*
                                            OO
                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    SKAGGS INSTITUTE FOR RESEARCH
                                    I.D. NO.:  87-0549234

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)
                                                                      (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                           IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                                        0

                  8                 SHARED VOTING POWER
                                                1,950,000

                  9                 SOLE DISPOSITIVE POWER
                                                        0

                  10                SHARED DISPOSITIVE POWER
                                                1,950,000

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                1,950,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            1.3%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    CLAUDIA SKAGGS LUTTRELL
                                    S.S. NO.:  ###-##-####

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            437,472

                  8                 SHARED VOTING POWER
                                           4,671,930

                  9                 SOLE DISPOSITIVE POWER
                                            437,472

                  10                SHARED DISPOSITIVE POWER
                                          4,671,930

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          5,109,402

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            3.5%

         14       TYPE OF REPORTING PERSON*
                                            IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    LYNDA SUE SKAGGS BALUKOFF
                                    S.S. NO.:  ###-##-####

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            402,545

                  8                 SHARED VOTING POWER
                                                  0

                  9                 SOLE DISPOSITIVE POWER
                                            402,545

                  10                SHARED DISPOSITIVE POWER
                                                  0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            402,545

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.3%

         14       TYPE OF REPORTING PERSON*
                                            IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 8/30/96 WITH L.S. SKAGGS, THE L.S. SKAGGS & ALINE W. SKAGGS CHARITABLE REMAINDER UNITRUST #1
                                    I.D. NO.:  36-7159695

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            92,400

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            92,400

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            92,400

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.1%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 1/17/97 WITH L.S. SKAGGS, THE L.S. SKAGGS & ALINE W. SKAGGS CHARITABLE REMAINDER UNITRUST #2
                                    I.D. NO.:  36-7170579

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            7,222,000

                  8                 SHARED VOTING POWER
                                                    0

                  9                 SOLE DISPOSITIVE POWER
                                            7,222,000

                  10                SHARED DISPOSITIVE POWER
                                                    0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            7,222,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            5.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 8/26/96 WITH L.S. SKAGGS, THE LYNDA SUE BALUKOFF CHARITABLE REMAINDER UNITRUST #1
                                    I.D. NO.:  36-7165651

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            255,000

                  8                 SHARED VOTING POWER
                                                  0

                  9                 SOLE DISPOSITIVE POWER
                                            255,000

                  10                SHARED DISPOSITIVE POWER
                                                  0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            255,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.2%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 7/6/71 WITH CLAUDIA RAE SKAGGS (LUTTRELL) THE CLAUDIA SKAGGS (LUTTRELL) PERSONAL TRUST
                                    I.D. NO.:  87-6150544

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
                                                                    (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            523,530

                  8                 SHARED VOTING POWER
                                                  0

                  9                 SOLE DISPOSITIVE POWER
                                            523,530

                  10                SHARED DISPOSITIVE POWER
                                                  0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            523,530

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.4%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 8/30/96 WITH L.S. SKAGGS, THE CLAUDIA SKAGGS LUTTRELL CHARITABLE REMAINDER UNITRUST #1
                                    I.D. NO.:   36-7159697

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            635,000

                  8                 SHARED VOTING POWER
                                                  0

                  9                 SOLE DISPOSITIVE POWER
                                            635,000

                  10                SHARED DISPOSITIVE POWER
                                                  0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            635,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.4%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 1/17/97 WITH L.S. SKAGGS, THE CLAUDIA SKAGGS LUTTRELL CHARITABLE REMAINDER UNITRUST #2
                                    I.D. NO.:  36-7170581

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            488,000

                  8                 SHARED VOTING POWER
                                                  0

                  9                 SOLE DISPOSITIVE POWER
                                            488,000

                  10                SHARED DISPOSITIVE POWER
                                                  0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            488,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.3%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 2/2/66 WITH VIVIAN SKAGGS ARMSTRONG, FOR THE BENEFIT OF CLAUDIA SKAGGS (LUTTRELL)
                                    I.D. NO.:  87-6175803

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            49,200

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            49,200

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            49,200

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 5/21/75 WITH DONALD LENNIE SKAGGS, THE DONALD LENNIE SKAGGS PERSONAL TRUST
                                    I.D. NO.:  87-6167270

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)
                                                                      (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            280,465

                  8                 SHARED VOTING POWER
                                                  0

                  9                 SOLE DISPOSITIVE POWER
                                            280,465

                  10                SHARED DISPOSITIVE POWER
                                                  0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            280,465

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.2%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 8/26/96 WITH L.S. SKAGGS, THE DON L. SKAGGS CHARITABLE REMAINDER UNITRUST #1
                                    I.D. NO.:  36-7159696

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            635,000

                  8                 SHARED VOTING POWER
                                                  0

                  9                 SOLE DISPOSITIVE POWER
                                            635,000

                  10                SHARED DISPOSITIVE POWER
                                                  0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            635,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.4%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 1/17/97 WITH L.S. SKAGGS, THE DON L. SKAGGS CHARITABLE REMAINDER UNITRUST #2
                                    I.D. NO.:  36-7170580

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            488,000

                  8                 SHARED VOTING POWER
                                                  0

                  9                 SOLE DISPOSITIVE POWER
                                            488,000

                  10                SHARED DISPOSITIVE POWER
                                                  0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            488,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.3%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 2/2/66 WITH VIVIAN SKAGGS ARMSTRONG, FOR THE BENEFIT OF DON L. SKAGGS
                                    I.D. NO.:  87-6175804

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            49,200

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            49,200

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            49,200

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 2/2/66 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF MARK STANLEY SKAGGS
                                    I.D. NO.:  87-6175807

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            49,200

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            49,200

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            49,200

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF RICHELLE ANN SKAGGS, AGE 30 TRUST
                                    I.D. NO.:  87-6193267

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF DUSTIN LENNIE SKAGGS, AGE 30 TRUST
                                    I.D. NO.:  87-6193268

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF JENNIFER RAE LUTTRELL, AGE 30 TRUST
                                    I.D. NO.:  87-6193262

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF JUSTIN DALLAS LUTTRELL, AGE 30 TRUST
                                    I.D. NO.:  87-6193263

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF MINDY STANA SKAGGS, AGE 30 TRUST
                                    I.D. NO.:  87-6193265

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF STEPHEN A. SKAGGS, AGE 30 TRUST
                                    I.D. NO.:  87-6202252

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF LOY LEANA SKAGGS, AGE 30 TRUST
                                    I.D. NO.:  87-6193266

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, TRUSTEE UA DTD 1/29/97 WITH LYNDA SUE SKAGGS BALUKOFF, THE LYNDA SUE SKAGGS BALUKOFF CHARITABLE REMAINDER TRUST #2
                                    I.D. NO.:  36-7170599

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            100,000

                  8                 SHARED VOTING POWER
                                                  0

                  9                 SOLE DISPOSITIVE POWER
                                            100,000

                  10                SHARED DISPOSITIVE POWER
                                                  0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            100,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.1%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, SUCCESSOR TRUSTEE, UA, DTD 9/13/68 WITH LYNDA SUE SKAGGS (BALUKOFF) THE LYNDA SUE SKAGGS (BALUKOFF) PERSONAL TRUST
                                    I.D. NO.:  87-6175805

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            267,884

                  8                 SHARED VOTING POWER
                                                  0

                  9                 SOLE DISPOSITIVE POWER
                                            267,884

                  10                SHARED DISPOSITIVE POWER
                                                  0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            267,884

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.2%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, SUCCESSOR TRUSTEE UA, DTD 2/2/66 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF LYNDA SUE SKAGGS (BALUKOFF)
                                    I.D. NO.:  87-6133238

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            49,200

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            49,200

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            49,200

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF DAVID PAUL LANGTON LIFETIME TRUST
                                    I.D. NO.:  87-6216914

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,352

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,352

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,352

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF DAVID PAUL LANGTON, AGE 30 TRUST
                                    I.D. NO.:  87-6193255

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF MELISSA RAE LANGTON LIFETIME TRUST
                                    I.D. NO.:  87-6216915

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,352

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,352

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,352

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF MELISSA RAE LANGTON, AGE 30 TRUST
                                    I.D. NO.:  87-6193256

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF SHERRI LYN BALUKOFF LIFETIME TRUST
                                    I.D. NO.:  87-6216916

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,352

                  8                 SHARED VOTING POWER
                                                 0

                  9                 SOLE DISPOSITIVE POWER
                                            10,352

                  10                SHARED DISPOSITIVE POWER
                                                 0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,352

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF SHERRI LYN BALUKOFF, AGE 30 TRUST
                                    I.D. NO.:  87-6193257

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF JENIFER BALUKOFF LIFETIME TRUST
                                    I.D. NO.:  87-6216917

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,352

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            10,352

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,352

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF JENIFER BALUKOFF, AGE 30 TRUST
                                    I.D. NO.:  87-6193258

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            9,680

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            9,680

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            9,680

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF ANTHONY JOSEPH BALUKOFF, JR. LIFETIME TRUST
                                    I.D. NO.:  87-6217169

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,353

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            10,353

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,353

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF ANTHONY JOSEPH BALUKOFF, JR., AGE 30 TRUST
                                    I.D. NO.:  87-6193259

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF STEPHEN R. BALUKOFF LIFETIME TRUST
                                    I.D. NO.:  87-6217170

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,353

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            10,353

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,353

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF STEPHEN R. BALUKOFF, AGE 30 TRUST
                                    I.D. NO.:  87-6193260

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF KAREN MARIE BALUKOFF LIFETIME TRUST
                                    I.D. NO.:  87-6217171

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,352

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            10,352

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,352

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF KAREN MARIE BALUKOFF, AGE 30 TRUST
                                    I.D. NO.:  87-6193261

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF SAM ALYN BALUKOFF LIFETIME TRUST
                                    I.D. NO.:  87-6217185

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,353

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            10,353

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,353

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD. 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF SAM ALYN BALUKOFF, AGE 30 TRUST
                                    I.D. NO.:  87-6199796

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           U.S. BANK, AS TRUSTEE, UA DTD. 2/13/97 WITH LINDA SUE SKAGGS BALUKOFF, THE BALUKOFF CHARITABLE REMAINDER TRUST
                                    I.D. NO.:

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    ID

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            220,000

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            220,000

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            220,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.2%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 9 to Schedule 13D amends the Schedule 13D filed by Lennie Sam Skaggs and Aline W. Skaggs, husband and wife, and the ALSAM Trust, formerly called the Lennie Sam and Aline Wilmot Skaggs Family Trust, as previously amended. The filing of this Schedule 13D shall not be construed as an admission that (i) the Reporting Persons, as such term is defined in Amendment No. 8 to Schedule 13D and (ii) U.S. Bank, Successor Trustee, UA. Dtd 9/13/68 with Lynda Sue Skaggs (Balukoff) The Lynda Sue Skaggs (Balukoff) Personal Trust; U.S. Bank, Successor Trustee UA Dtd 2/2/66 with Vivian Skaggs Armstrong For the benefit of Lynda Sue Skaggs (Balukoff); U.S. Bank, Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of David Paul Langton Lifetime Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of David Paul Langton, Age 30 Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Melissa Rae Langton Lifetime Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Melissa Rae Langton, Age 30 Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Sherri Lyn Balukoff Lifetime Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Sherri Lyn Balukoff, Age 30 Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Jenifer Balukoff Lifetime Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Jenifer Balukoff, Age 30 Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Anthony Joseph Balukoff, Jr. Lifetime Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Anthony Joseph Balukoff, Jr., Age 30 Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Stephen R. Balukoff Lifetime Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Stephen R. Balukoff, Age 30 Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Karen Marie Balukoff Lifetime Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Karen Marie Balukoff, Age 30 Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Sam Alyn Balukoff Lifetime Trust; U.S. Bank, As Successor Trustee, UA Dtd 11/23/83 with Vivian Skaggs Armstrong For the benefit of Sam Alyn Balukoff, Age 30 Trust; and U.S. Bank, as Trustee, UA Dtd 2/13/97 with Linda Sue Skaggs Balukoff, The Balukoff Charitable Remainder Trust (the "U.S. Trusts") are, for the purposes of section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities covered by this Schedule 13D.


         Item 2 of Schedule 13D, "Identity and Background," is hereby amended to add the following information:

                  Each of the U.S. Trusts with the exception of U.S. Bank, as Trustee, UA dtd 2/13/97 with Linda Sue Skaggs Balukoff, the Balukoff Charitable Remainder Trust (the "Balukoff Charitable Remainder Trust") is a trust organized in Utah for the benefit of Skaggs family members. The Balukoff Charitable Remainder Trust is a trust organized in Idaho. The business address of each of the U.S. Trusts is P. O Box 7928. Boise, Idaho 83707-7928.

                  During the last five years, none of the U.S. Trusts has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors, if any). During the last five years, none of the U.S. Trusts has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


         Item 4 of the Schedule 13D, "Purpose of Transaction," is hereby amended to add the following:

                  See Item 6, "Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer."


         Item 5 of the Schedule 13D, "Interest in Securities of the Issuer," is hereby amended to add the following:

                  Item 5.  Interest in Securities of the Issuer:

                  (a) On the date of this amendment each of the U.S. Trusts may be deemed to be the beneficial owner of the number of shares set forth in Item 11 of their respective cover pages to this Amendment No. 9. In the aggregate, shares that may be deemed to be beneficially owned by the U.S. Trusts constitute less than 1.0% of the total outstanding shares of the Company's Common Stock.

                  (b) Each of the U.S. Trusts has sole voting and dispositive power over the number of shares set forth in Item 11 of their respective cover pages to this Amendment No. 9.

         Item 6 of the Schedule 13D, "Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer," is hereby amended to add the following:

                  On March 3, 1997, the U.S. Trusts entered into a Stock Purchase Agreement and a Registration Rights Agreement with the Company by executing a Letter Agreement with the Company, a copy of which is included as an Exhibit to this Amendment No. 9 and which is incorporated herein by reference. Copies of the Stock Purchase Agreement and Registration Rights Agreement with the Company were included as Exhibits to Amendment No. 8 to the Schedule 13D and are incorporated herein by reference.


         Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is hereby amended to add the following:

                  1. Letter Agreement, dated March 3, 1997, among the Company and the U.S. Trusts listed on the Schedule attached thereto.

                  2. Joint Filing Agreement, dated March 11, 1997, among the Reporting Persons, as such term is defined in Amendment No. 8 to
         Schedule 13D, and the U.S. Trusts.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         DATED:  March 11, 1997.

                                   /s/ Lennie Sam Skaggs
                                 ---------------------------------------------
                                 LENNIE SAM SKAGGS, individually


                                   /s/ Aline W. Skaggs
                                 ---------------------------------------------
                                 ALINE W. SKAGGS, individually


                                 SIX S RANCH, INC.


                                 By:       /s/ Michael T. Miller
                                     -----------------------------------------
                                      Name:  Michael T. Miller
                                      Title:  Vice President


                                 ALSAM FOUNDATION


                                 By:        /s/ Michael T. Miller
                                     -----------------------------------------
                                      Name:  Michael T. Miller
                                      Title:  President and Executive Director


                                 SKAGGS FAMILY FOUNDATION FOR ROMAN
                                 CATHOLIC AND COMMUNITY CHARITIES


                                 By:  /s/ J. Terrence Fitzgerald
                                     -----------------------------------------
                                      Name:  J. Terrence Fitzgerald
                                      Title:  President


                                 SKAGGS INSTITUTE FOR RESEARCH


                                 By:   /s/ Richard A. Lerner
                                     -----------------------------------------
                                      Name:  Richard A. Lerner
                                      Title:  President


                                   /s/ Claudia Skaggs Luttrell
                                 ---------------------------------------------
                                 CLAUDIA SKAGGS LUTTRELL, individually


                                       /s/ Lynda Sue Skaggs Balukoff
                                 ---------------------------------------------
                                 LYNDA SUE SKAGGS BALUKOFF, individually

                                 THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA
                                 DTD 8/30/96 WITH L.S. SKAGGS, THE L.S. SKAGGS & ALINE W. SKAGGS CHARITABLE REMAINDER
                                 UNITRUST #1


                                 By:  /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President


                                 THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA
                                 DTD 1/17/97 WITH L.S. SKAGGS, THE L.S. SKAGGS & ALINE W. SKAGGS CHARITABLE REMAINDER
                                 UNITRUST #2


                                 By:  /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President


                                 THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA
                                 DTD 8/26/96 WITH L.S. SKAGGS, THE LYNDA SUE
                                 BALUKOFF CHARITABLE REMAINDER UNITRUST #1


                                 By:     /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President


                                 THE NORTHERN TRUST COMPANY, SUCCESSOR
                                 TRUSTEE, UA DTD 7/6/71 WITH CLAUDIA SKAGGS
                                 (LUTTRELL) THE CLAUDIA SKAGGS (LUTTRELL)
                                 PERSONAL TRUST


                                 By:      /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President


                                 THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA
                                 DTD 8/30/96 WITH L.S. SKAGGS, THE CLAUDIA
                                 SKAGGS LUTTRELL CHARITABLE RnEMAINDER
                                 UNITRUST #1


                                 By:        /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President

                                THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA
                                DTD 1/17/97 WITH L.S. SKAGGS, THE CLAUDIA
                                SKAGGS LUTTRELL CHARITABLE REMAINDER
                                UNITRUST #2


                                By:     /s/ Arthur W. Gergets
                                    -----------------------------------------
                                     Name:  Arthur W. Gergets
                                     Title:  Vice President


                                THE NORTHERN TRUST COMPANY, SUCCESSOR
                                TRUSTEE, UA DTD 2/2/66 WITH VIVIAN SKAGGS
                                ARMSTRONG, FOR THE BENEFIT OF CLAUDIA
                                SKAGGS (LUTTRELL)


                                By:     /s/ Arthur W. Gergets
                                    -----------------------------------------
                                     Name:  Arthur W. Gergets
                                     Title:  Vice President


                                THE NORTHERN TRUST COMPANY, SUCCESSOR
                                TRUSTEE, UA DTD 5/21/75 WITH DONALD LENNIE
                                SKAGGS THE DONALD LENNIE SKAGGS PERSONAL
                                TRUST


                                By:     /s/ Arthur W. Gergets
                                    -----------------------------------------
                                     Name:  Arthur W. Gergets
                                     Title:  Vice President


                                THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA
                                DTD 8/26/96 WITH L.S. SKAGGS, THE DON L. SKAGGS CHARITABLE REMAINDER UNITRUST #1


                                By:       /s/ Arthur W. Gergets
                                    -----------------------------------------
                                     Name:  Arthur W. Gergets
                                     Title:  Vice President


                                THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA
                                DTD 1/17/96 WITH L.S. SKAGGS, THE DON L. SKAGGS CHARITABLE REMAINDER UNITRUST #2


                                By:      /s/ Arthur W. Gergets
                                    -----------------------------------------
                                     Name:  Arthur W. Gergets
                                     Title:  Vice President

                              THE NORTHERN TRUST COMPANY, SUCCESSOR
                              TRUSTEE, UA DTD 2/2/66 WITH VIVIAN SKAGGS
                              ARMSTRONG, FOR THE BENEFIT OF DON L. SKAGGS


                              By:      /s/ Arthur W. Gergets
                                  -----------------------------------------
                                   Name:  Arthur W. Gergets
                                   Title:  Vice President


                              THE NORTHERN TRUST COMPANY, SUCCESSOR
                              TRUSTEE, UA DTD 2/2/66 WITH VIVIAN SKAGGS
                              ARMSTRONG FOR THE BENEFIT OF MARK STANLEY
                              SKAGGS


                              By:       /s/ Arthur W. Gergets
                                  -----------------------------------------
                                   Name:  Arthur W. Gergets
                                   Title:  Vice President


                              THE NORTHERN TRUST COMPANY, SUCCESSOR
                              TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS
                              ARMSTRONG FOR THE BENEFIT OF RICHELLE ANN
                              SKAGGS, AGE 30 TRUST


                              By:        /s/ Arthur W. Gergets
                                  -----------------------------------------
                                   Name:  Arthur W. Gergets
                                   Title:  Vice President


                              THE NORTHERN TRUST COMPANY, SUCCESSOR
                              TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS
                              ARMSTRONG FOR THE BENEFIT OF DUSTIN LENNIE.
                              SKAGGS, AGE 30 TRUST


                              By:
                                  -----------------------------------------
                                   Name:  Arthur W. Gergets
                                   Title:  Vice President

                                 THE NORTHERN TRUST COMPANY, SUCCESSOR
                                 TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS
                                 ARMSTRONG FOR THE BENEFIT OF JENNIFER RAE
                                 LUTTRELL, AGE 30 TRUST


                                 By:      /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President

                                 THE NORTHERN TRUST COMPANY, SUCCESSOR
                                 TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS
                                 ARMSTRONG FOR THE BENEFIT OF JUSTIN DALLAS
                                 LUTTRELL, AGE 30 TRUST


                                 By:      /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President


                                 THE NORTHERN TRUST COMPANY, SUCCESSOR
                                 TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS
                                 ARMSTRONG FOR THE BENEFIT OF MINDY STANA
                                 SKAGGS, AGE 30 TRUST


                                 By:      /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President


                                 THE NORTHERN TRUST COMPANY, SUCCESSOR
                                 TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS
                                 ARMSTRONG FOR THE BENEFIT OF STEPHEN A.
                                 SKAGGS, AGE 30 TRUST


                                 By:     /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President

                                 THE NORTHERN TRUST COMPANY, SUCCESSOR
                                 TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS
                                 ARMSTRONG FOR THE BENEFIT OF LOY LEANA
                                 SKAGGS, AGE 30 TRUST


                                 By:     /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President


                                 THE NORTHERN TRUST COMPANY, TRUSTEE UA DTD
                                 1/29/97 WITH LYNDA SUE SKAGGS BALUKOFF, THE
                                 LYNDA SUE SKAGGS BALUKOFF CHARITABLE
                                 REMAINDER TRUST #2


                                 By:      /s/ Arthur W. Gergets
                                     -----------------------------------------
                                      Name:  Arthur W. Gergets
                                      Title:  Vice President



                                 U.S. BANK, SUCCESSOR TRUSTEE, UA. DTD 9/13/68 WITH LYNDA SUE SKAGGS (BALUKOFF) THE LYNDA SUE SKAGGS (BALUKOFF) PERSONAL TRUST


                                 By:         /s/ Michael W. Sullivan
                                     -----------------------------------------
                                      Name:  Michael W. Sullivan
                                      Title:  Vice President



                                 U.S. BANK, SUCCESSOR TRUSTEE UA DTD 2/2/66 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF LYNDA SUE SKAGGS (BALUKOFF)


                                 By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                      Name: Michael W. Sullivan
                                      Title:  Vice President

                                U.S. BANK, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF DAVID P. LANGTON LIFETIME TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President



                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF DAVID PAUL LANGTON, AGE 30 TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President



                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF MELISSA RAE LANGTON LIFETIME TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President


                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF MELISSA RAE LANGTON, AGE 30 TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President

                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF SHERRI LYN BALUKOFF LIFETIME TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President



                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF SHERRI LYN BALUKOFF, AGE 30 TRUST


                                By:         /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President



                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF JENIFER BALUKOFF LIFETIME TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President



                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF JENIFER BALUKOFF, AGE 30 TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President

                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF ANTHONY JOSEPH BALUKOFF, JR.
                                LIFETIME TRUST


                                By:         /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President



                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF ANTHONY JOSEPH BALUKOFF, JR., AGE
                                30 TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President



                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF STEPHEN R. BALUKOFF LIFETIME TRUST


                                By:         /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President



                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/93 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF STEPHEN R. BALUKOFF, AGE 30 TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President

                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF KAREN MARIE BALUKOFF LIFETIME
                                      TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President


                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF KAREN MARIE BALUKOFF, AGE 30 TRUST


                                By:         /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President



                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF SAM ALYN BALUKOFF LIFETIME TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President



                                U.S. BANK, AS SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE
                                BENEFIT OF SAM ALYN BALUKOFF, AGE 30 TRUST


                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President

                                U.S. BANK, AS TRUSTEE, UA DTD 2/13/97 WITH LINDA SUE SKAGGS BALUKOFF, THE BALUKOFF
                                CHARITABLE REMAINDER TRUST

                                By:          /s/ Michael W. Sullivan
                                     -----------------------------------------
                                     Name: Michael W. Sullivan
                                     Title:  Vice President